EXHIBIT 99.1

News Release

Miller Corporate Center

Media Relations:	For Immediate Release
Charles E. Coleman (626) 304-2014
communications@averydennison.com

Investor Relations:
Cynthia S. Guenther (626) 304-2204
investorcom@averydennison.com

AVERY DENNISON ELECTS DEAN SCARBOROUGH

CHIEF EXECUTIVE OFFICER

PHILIP NEAL CONTINUES AS CHAIRMAN

PASADENA, Calif. – February 25, 2005 – Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has elected Dean A. Scarborough as president and chief executive officer, effective May 1, 2005.

Scarborough, 49, has been president and chief operating officer of Avery Dennison since 2000, reporting to Philip M. Neal, chairman and chief executive officer. Neal, 64, will continue to serve as chairman of the board of directors until May 1, 2006.

“Dean has demonstrated outstanding management abilities during the last five years as president and chief operating officer,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “He has been instrumental in successfully executing the Company’s strategic plans and will provide the leadership that is vital to achieving our aggressive growth goals for the future. Dean is a highly talented executive with an in-depth knowledge of our diverse global operations. I am confident that the Company will be in excellent hands with Dean at the helm.”

Scarborough, as president and chief operating officer, led key initiatives to accelerate top-line growth, including the Company’s global Horizons program. He also directed the successful global implementation of Six Sigma productivity improvement efforts across the Company. Scarborough was responsible for the successful integration of operations resulting from several key strategic acquisitions, including RVL, a brand identification products supplier for the apparel and retail industries, and Jackstädt, a German-based pressure-sensitive materials manufacturer.

During his 21 years with Avery Dennison, Scarborough has served in a variety of management, marketing and operations roles. He joined Avery Dennison in 1984 and worked in both marketing and operations roles in the Company’s retail information services business. In 1988, Scarborough moved to Avery Dennison’s pressure-sensitive roll materials business. He received the Company’s General Manager of the Year award in 1992 while serving as vice president and general manager of the North American roll materials operation.

In 1995, Scarborough was promoted to vice president and general manager of the Company’s European roll materials business. He moved to the Netherlands to manage that operation, returning to the U.S. in 1997 as group vice president of the North American and European roll materials business. In 1999, he was promoted to the position of group vice president for the worldwide roll materials business.

Scarborough earned a Bachelor of Arts degree in 1977 from Hiram College in Hiram, Ohio, and received an MBA degree in 1979 from the University of Chicago. He serves as a member of the board of trustees of Hiram College and the California Science Center Foundation. He also serves on the board of directors of the Los Angeles Area Chamber of Commerce.

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2004 sales of $5.3 billion. Avery Dennison employs approximately 21,400 individuals worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.

Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

# # #

2